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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        Name: Metropolitan Series Fund II

   Address of Principal Business Office (No. & Street, City, State, Zip Code):
                               501 Boylston Street
                           Boston, Massachusetts 02116

             Telephone Number (including area code): (617) 578-3104

                Name and address of agent for service of process:

                                James L. Lipscomb
                            Executive Vice President
                                & General Counsel
                               MetLife Group, Inc.
                               One Madison Avenue
                            New York, New York 10010

                                    Copy to:
                              Thomas M. Lenz, Esq.
                              MetLife Advisers, LLC
                               501 Boylston Street
                           Boston, Massachusetts 02116

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes
[X] No [ ]

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts, on the 22nd day of August, 2003.

                                              METROPOLITAN SERIES FUND II


                                              By:  /s/ John F. Guthrie
                                                   --------------------------
                                              Name:  John F. Guthrie
                                              Title: President

Attest:

By:  /s/ Thomas M. Lenz
     --------------------------
Name:  Thomas M. Lenz
Title: Secretary

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